Exhibit 99.1

Meritage Homes CEO Phillippe Lord Joins Company’s Board of Directors

SCOTTSDALE, Ariz., February 22, 2021– Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announces that CEO Phillippe Lord was appointed to its board of directors on February 17, 2021, bringing its membership to a total of 10.
Mr. Lord, who previously served as chief operating officer of Meritage Homes, became CEO on January 1, 2021, replacing former Chairman and CEO Steven J. Hilton. Mr. Hilton has since transitioned to the role of executive chairman.
Mr. Peter Ax, lead independent director on Meritage’s board of directors, said of the appointment, “I would like to welcome Mr. Lord onto the Board. This is an exciting time for Meritage, given the momentum from the strong 2020 results. On behalf of the Board, we look forward to partnering with Mr. Lord to continue to deliver shareholder value by focusing on Meritage’s long-term growth strategy while realizing environmental, social and governance initiatives that will enhance the company culture in the near and longer term.”

About Meritage
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has closed over 135,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.

Contact:	Emily Tadano, VP Investor Relations
(480) 515-8979
investors@meritagehomes.com

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